Exhibit 99.1

National Interstate Corporation Announces Preliminary 2009 Results

•	Significant increase in anticipated 2009 fourth quarter and full year net income compared to 2008

•	Strong operating results

•	Favorable impact from income taxes

•	Net realized gains from investments

•	Gross premiums written declined at a lower rate in the 2009 fourth quarter

•	Earnings conference call to be held on February 23, 2010

Richfield, Ohio, February 2, 2010 - National Interstate Corporation (Nasdaq: NATL) today reported anticipated earnings per share and gross premiums written for the 2009 fourth quarter and full year. The Company expects to report net income per share in the range of $0.64 to $0.73 for the 2009 fourth quarter and $2.34 to $2.43 for the 2009 full year, both significantly improved compared to the same periods last year. Fourth quarter 2009 gross premiums written of $65.1 million decreased 4.3% and 2009 full year gross premiums written of $344.9 million decreased 9.3% compared to same periods in 2008.

The table below shows the Company’s estimated net income range determined in accordance with U.S. generally accepted accounting principles (GAAP), reconciled between net income from operations, the change in the valuation allowance related to net capital losses, and net realized gains (losses) from investments, all of which are non-GAAP financial measures:

	Three Months Ended December 31,				Year Ended December 31,
	2009			2008	2009			2008
Per share, diluted:

Net after-tax earnings from operations	$0.43	to	$0.46	$0.66	$1.94	to	$1.97	$1.69
Change in valuation allowance related to net capital losses	0.20	to	0.23	(0.22)	0.33	to	0.36	(0.39)
Net after-tax realized gain (loss) from investments	0.01	to	0.04	(0.39)	0.07	to	0.10	(0.75)

Net income	$0.64	to	$0.73	$0.05	$2.34	to	$2.43	$0.55

Earnings from Operations: The Company expects an approximate 15% improvement in full year net earnings from operations in 2009 compared to 2008. Net earnings from operations include underwriting income and recurring investment income. The Company expects to report a combined ratio for the 2009 full year of approximately 85% compared to 89.4% for the 2008 full year. Fourth quarter 2009 operating expenses remained in line with prior periods. Claims costs for the 2009 fourth quarter were at more normalized levels when compared to the 2009 third quarter, which was unfavorably impacted by higher claims frequency, and the 2008 fourth quarter, which was favorably impacted by fewer large claims. Loss and loss adjustment expense reserve development did not have a significant impact on operating results for 2009 or 2008. Expected net investment income decreased for both the 2009 fourth quarter and full year compared to the same periods last year reflecting lower yields primarily due to a greater allocation to high quality investments made during the peak of the financial crisis and an extended low interest rate environment affecting new purchases when compared to maturing holdings.

Deferred Income Tax Valuation Allowance: In 2008, the Company established a valuation allowance on deferred tax assets associated with its net realized investment losses, primarily impairment charges, which increased the 2008 effective tax rate. The current year estimated decrease in the federal income tax expense is primarily associated with a reduction to this valuation allowance due to realized and unrealized gains in the Company’s investment portfolio.

Realized Investment Gains: The Company reported net realized gains from investments for the first three quarters of 2009 and expects to do the same for the 2009 fourth quarter. The Company anticipates net after-tax realized gains from investments in the range of $0.07 to $0.10 per share for the 2009 full year compared to a loss of $0.75 per share for the 2008 full year. The Company has always maintained a conservative and diversified investment strategy and the portfolio was well positioned to respond to opportunities that arose in 2009.

Gross Premiums Written: The table below summarizes gross premiums written by business component:

	Three Months Ended December 31,
	2009		2008
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$31,765	48.8%	$34,318	50.4%
Transportation	15,390	23.6%	15,511	22.8%
Specialty Personal Lines	13,313	20.4%	12,265	18.0%
Hawaii and Alaska	3,618	5.6%	4,762	7.0%
Other	1,045	1.6%	1,193	1.8%

Gross premiums written	$65,131	100.0%	$68,049	100.0%

	Year Ended December 31,
	2009		2008
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$192,953	55.9%	$206,342	54.3%
Transportation	66,537	19.3%	87,246	22.9%
Specialty Personal Lines	61,523	17.8%	59,065	15.5%
Hawaii and Alaska	18,576	5.5%	22,489	5.9%
Other	5,288	1.5%	5,154	1.4%

Gross premiums written	$344,877	100.0%	$380,296	100.0%

The Company experienced a decline in gross premiums written throughout 2009 when compared to 2008. The rate at which the gross premiums declined was lower during the 2009 fourth quarter when compared to the first three quarters of the year. The decrease in gross premiums for the 2009 full year is partially attributable to fewer insured vehicles for the Company’s commercial customers due to the difficult economic conditions. In addition, the Company has maintained its disciplined underwriting practices throughout the prolonged competitive insurance cycle

Earnings Conference Call

The Company will hold a conference call to discuss the 2009 fourth quarter and full year results at 10:00 a.m. Eastern Daylight Saving Time on February 23, 2010. There are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing (888) 713-4215 and providing the confirmation code 56044649. Please dial in 5 to 10 minutes prior to the scheduled starting time. To pre-register for the conference call, go to https://www.theconferencingservice.com/prereg/key.process?key=PUU7AA7TN and follow the instructions provided. The conference call will be broadcast live over the Internet. To listen to the call via the Internet, access our website at http://invest.natl.com and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on our website.

Investor Conference

The Company’s management will make a presentation at the upcoming New York Society of Security Analysts investor conference in New York City on February 9, 2010. The presentation may include forward-looking and other material information and will be available on the Company’s website at http://invest.natl.com.

Forward-Looking Statements

This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions, any weaknesses in the financial markets and other factors, including prevailing interest rate levels and stock and credit market performance which may affect or continue to affect (among other things) our ability to sell our products and to collect amounts due to us, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; customer response to new products and marketing initiatives; tax law changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

About National Interstate Corporation

National Interstate Corporation (Nasdaq: NATL), founded in 1989, is a specialty property and casualty insurance holding company with a niche orientation and focus on the transportation industry. We differentiate ourselves by offering insurance products and services designed to meet the unique needs of targeted insurance buyers. Our products include insurance for transportation companies, alternative risk transfer, or captive insurance programs for commercial risks, specialty personal lines consisting of insurance products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. We offer our insurance products through multiple distribution channels including independent agents and brokers, affiliated agencies and agent Internet initiatives. Our insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).

Contact:

Tanya Inama

National Interstate Corporation

877-837-0339

investorrelations@nationalinterstate.com